Exhibit 4.6

THIS WARRANT AND THE ORDINARY SHARES OF STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR SIMILAR APPLICABLE LAWS IN OTHER JURISDICTIONS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR SPO MEDICAL EQUIPMENT LTD SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS OR OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED.

WARRANT FOR THE PURCHASE OF COMMON SHARES OF STOCK

No. September 2005	25,000 Shares

FOR VALUE RECEIVED, SPO Medical Inc. (the "Company"), hereby certifies that Innopex limited, or a permitted assignee thereof (hereinafter, the “Holder”), is entitled, to purchase from the Company, at any time or from time to time commencing September 1, 2005, and prior to 5:00 P.M., New York time, on August 31, 2008, Twenty Five Thousand (25,000) fully paid and nonassessable shares of the common stock of the Company for a per share purchase price of US $0.75. (Hereinafter, (i) said ordinary shares of the stock of the Company, together with any other equity securities which may be issued by the Company with respect thereto or in substitution therefore, is referred to as "Shares," (ii) the shares of the stock of the Company purchasable hereunder or under any other Warrant (as hereinafter defined) are referred to as the "Warrant Shares," (iii) the aggregate purchase price payable hereunder for the Warrant Shares is referred to as the "Aggregate Warrant Price," (iv) the price payable hereunder for each of the Warrant Shares is referred to as the "Per Share Warrant Price," (v) this Warrant, and all warrants hereafter issued in exchange or substitution for this Warrant or such other warrants are referred to as the "Warrants". The Per Share Warrant Price is subject to adjustment as hereinafter provided; in the event of any such adjustment, the number of Warrant Shares shall be adjusted by dividing the Aggregate Warrant Price by the Per Share Warrant Price in effect immediately after such adjustment.

This Warrant is being issued pursuant to the terms of that certain letter agreement as of this date (the “Agreement”), to which the Company and Holder (or Holder’s predecessor in interest) are parties and all capitalized terms used herein shall have the meaning ascribed to them is the said promissory note unless the context requires otherwise.

1.	Exercise of Warrant.

This Warrant may be exercised, in whole at any time or in part from time to time, commencing September 1, 2005, and prior to 5:00 P.M., New York time, on August 31, 2008, by the Holder by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Subsection 8.1 hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. Payment for Warrant Shares shall be made by certified or official bank check payable to the order of the Company. If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of Common Stock, and the Holder is entitled to receive a new Warrant Covering the Warrant Shares which have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares. Upon such surrender of this Warrant, the Company will (a) issue a certificate or certificates in the name of the Holder for the largest number of whole Shares to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional Shares to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine), and (b) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

2.	Reservation of Warrant Shares.

The Company agrees that, prior to the expiration of this Warrant, the Company will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the Shares stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer and free and clear of all pre-emptive rights.

3.	Protection Against Certain Dilutive Events.

3.1 In case the Company shall hereafter (i) pay a dividend or make a distribution on its capital stock in Shares, (ii) subdivide its outstanding Shares into a greater number of shares, (iii) combine its outstanding Shares into a smaller number of shares or (iv) issue by reclassification of its Shares, any shares of capital stock of the Company, the Per Share Warrant Price shall be adjusted so that the Holder of any Warrant upon the exercise hereof shall be entitled to receive the number of Shares or other capital stock of the Company which he would have owned immediately prior thereto. An adjustment made pursuant to this Subsection 3.1 shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this Subsection 3.1, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or Shares and other capital stock of the Company, the management (whose determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine the allocation of the adjusted Per Share Warrant Price between or among shares of such classes or capital stock or Shares and other capital stock.

3.2 In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the Holder of this Warrant shall have the right thereafter to convert such Warrant into the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been converted immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of this Warrant. The above provisions of this Subsection 3.2 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The issuer of any shares of stock or other securities or property thereafter deliverable on the conversion of this Warrant shall be responsible for all of the agreements and obligations of the Company hereunder.

3.3 No adjustment in the Per Share Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 per Share; provided, however, that any adjustments which by reason of this Subsection 3.3 are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further, however, that adjustments shall be required and made in accordance with the provisions of this Section 3 (other than this Subsection 3.3) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder of this Warrant or Shares issueable upon exercise hereof. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Warrant Price, in addition to those required by this Section 3, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

4.	Fully Paid Stock; Taxes.

The Company agrees that the Shares represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall, at the time of such delivery, be validly issued and outstanding, fully paid and nonassessable, and not subject to pre-emptive rights, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per Ordinary Share, is at all times equal to or less than the then Per Share Warrant Price.

5.	Limited Transferability.

The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant this Warrant has not been registered under the United States Securities Act of 1933, as amended, (the "Act") or similar applicable laws in other jurisdictions and has been issued to the Holder for investment and not with a view to the distribution of either the Warrant or the Warrant Shares. Neither this Warrant nor any of the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act or similar applicable laws relating to such security or an opinion of counsel satisfactory to the Company that registration is not so required under the Act or similar applicable laws. Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

6.	Loss, etc., of Warrant.

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

7.	Warrant Holder Not Shareholders.

Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

8.	Communication.

No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

8.1 the Company at Attention: Michael Braunold, 21860 Burbank Blvd, Suite 380, Woodland Hills, California 91367,

or such other address as the Company has designated in writing to the Holder.

   8.2 the Holder at such address as the Holder has designated in writing to the Company.

9.	Headings.

The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

10.	Applicable Law.

This Warrant shall be governed by and construed in accordance with the law of the State of New York without giving effect to the principles of conflicts of law thereof.

11.	Registration Rights.

If, at any time and from time the Company shall authorize the filing of a registration statement under the Act or similar statue in other jurisdictions in connection with the proposed offer of any of its securities by it or any of its shareholders, the Company will take all action necessary to include the Warrant Shares in such registration statement. The Holder’s rights hereunder shall be subject to its compliance with the conditions or restrictions, including without limitation, lock-ups, required by an underwriter (in the case of an underwritten offering of Shares), or by the Company from its shareholders.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer this 6th day of September 2005.

SPO Medical Inc.

/s/ Michael Braunold
Michael Braunold, CEO

SUBSCRIPTION

The undersigned, _________________, pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase _______________ common Shares of the stock of SPO Medical Inc. covered by said Warrant, and makes payment therefor in full at the price per share provided by said Warrant.

Dated: ___________________________	Signature:
Address: